Exhibit 99.1
Press Release

Ikanos Communications Announces Reverse Stock Split

Fremont, CA – February 11, 2015 – Ikanos Communications, Inc. (NASDAQ: IKAN), a leading provider of advanced broadband semiconductor and software products for the connected home, today announced that, at a special meeting of stockholders held on February 11, 2015, stockholders authorized the Company’s Board of Directors to effect a reverse stock split of the Company’s outstanding common stock at a ratio in the range of 1:5 to 1:10.

The Board of Directors thereafter approved the filing of a Certificate of Amendment to the Restated Certificate of Incorporation of the Company, with the Secretary of State for the State of Delaware, effecting a 1:10 reverse stock split of the outstanding common stock of the Company, effective as of 5:00 PM Eastern Time on February 13, 2015. The reverse stock split is intended to increase the per-share trading price of the Company's common stock to satisfy the $1.00 minimum bid price requirement for continued listing on The NASDAQ Capital Market. Notwithstanding the reverse stock split, there can be no assurance that the Company will be able to regain compliance with the minimum bid price or other NASDAQ continued listing requirements or maintain its listing.

Trading of the Company’s common stock on The NASDAQ Capital Market will continue, on a split-adjusted basis, with the opening of the markets on Tuesday, February 17, 2015, under new CUSIP number 45173E 204. Shares of the Company's common stock will continue to trade under the symbol “IKAN.” Immediately following the reverse stock split, there will be approximately 17.0 million shares of the Company’s common stock issued and outstanding, with no change in the par value per share of $0.001. No fractional shares will be issued as a result of the reverse split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse split shares of common stock not evenly divisible by ten will receive a cash payment (without interest) in lieu thereof equal to such fraction multiplied by the average closing price per share of the Company's common stock on The NASDAQ Capital Market for the five (5) trading days immediately preceding the effective date of the reverse stock split.

The Company’s transfer agent, American Stock Transfer & Trust Company, LLC (AST), will act as the exchange agent for the reverse split. AST will provide registered stockholders of record as of the effective date a letter of transmittal providing instructions for the exchange of shares. Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers’ particular processes, and will not be required to take any action in connection with the reverse stock split.

About Ikanos Communications, Inc.
Ikanos Communications, Inc. (NASDAQ: IKAN) is a leading provider of advanced broadband semiconductor and software products for the connected home. The company’s broadband DSL, communications processors and other offerings power access infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers and telecommunications service providers. For more information, visit www.ikanos.com.

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© 2015 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, Ikanos and the Ikanos logo, the Bandwidth without Boundaries tagline, Fusiv, Ikanos Velocity and Ikanos NodeScale are among the trademarks or registered trademarks of Ikanos Communications. All other trademarks mentioned herein are properties of their respective holders.

Ikanos Media Contact:
Gary Good
Trainer Communications
707-837-1718
Ikanos@trainercomm.com

Investor Relations Contact:
MKR Group, Inc.
Todd Kehrli or Jim Byers
(323) 468-2300
ikan@mkr-group.com